Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement No. 333-198561 on Form S-4 and related Prospectus of First Midwest Bancorp, Inc. (the “Company”) and Proxy Statement of Great Lakes Financial Resources, Inc. for the registration of shares of First Midwest Bancorp, Inc.’s common stock and to the incorporation by reference therein of our reports dated March 3, 2014, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
October 22, 2014